STOCK PURCHASE AND CROSS-RELEASE AGREEMENT


         THIS AGREEMENT, made as of this 30 day of November, 1999, by and between EUROTECH, LTD., a District of Columbia corporation, the principal place of business of which is 1216 16th Street, NW, Suite 200, Washington, D.C. 20036 ("Eurotech") and KURCHATOV RESEARCH HOLDINGS, LTD., a Delaware corporation, the principal place of business of which is Wiesbadener Street, 17A, DD-l2309 Berlin, Germany ("Kurchatov")

                              W I T N E S S E T H:

         WHEREAS, Eurotech is the exclusive world-wide licensee except for the territory comprised of Russian Federation of the family of technologies evidenced by United States patent 5,886,060, issued March 23, 1999; and Russian patent number 2111982 received May 27, 1998; and applications numbers:
PCT/RU98/00009, application date January 1998; PCT/RU98/000073, application date March 12, 1998, PTC/RU98/000429, application date December 23, 1998 and subsequent developments, collectively known as EKOR (such technologies hereinafter collectively, EKOR); and

         WHEREAS, pursuant to a letter agreement, dated January 28, 1997, between Eurotech and Kurchatov, Kurchatov is entitled to receive from Eurotech one-half (1/2) of the net operating profits derived by Eurotech from the operation, licensing, sale or other exploitation by Eurotech of EKOR and whereas Kurchatov paid for certain EKOR equipment (hereinafter, the EKOR Operating Interests); and

         WHEREAS, Eurotech has provided Kurchatov a complete description of the commercial applications of EKOR as known to Eurotech; and

         WHEREAS, Eurotech is the owner, of record and beneficially, of six million seven hundred ninety-five thousand (6,795,000) shares of the common stock of Kurchatov (the "Kurchatov Shares); and

         WHEREAS, Kurchatov acquired from Eurotech that certain technology of the resealable can evidenced by German patent numbers (i) Behaelter sowie Verschluiss fuer einen solchen Behaelter" sasnle Registreation 296 16 133.0 and
(ii) patent registration 196 46 437.4 and Wiederverschliessbare Weicvhverpackung, die unter anderem fuer geeignet is (reclosing soft-material packaging suited, e.g., for Tetrapak) application-number for patent registration 197 21 408.2 dated 5-21-1997m plus amendment number 197 29 194.5 dated 7-8-1997
(such technology hereinafter, the "Resealable Can") pursuant to which acquisition transaction Kurchatov owes Eurotech a six percent (6%) royalty interest with respect to Kurchatov's commercial exploitation of the Resealable Can; and

         WHEREAS, Kurchatov is indebted in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) in addition to accrued interest, penalties and conveyances of common stock, to Spinneret Financial Systems, Inc. (Spinneret"); and

         WHEREAS, it is in the best interests of both Eurotech and Kurchatov to simplify their business relationship in the manner hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual conveyances and promises set forth hereinafter and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Purchase of Stock.

                  Subject to the terms and conditions of this Agreement, Kurchatov hereby agrees to purchase and purchases from Eurotech, and Eurotech hereby agrees to sell and sells to Kurchatov, two million (2,000,000) authorized and unissued shares of the common stock, par value $0.00025 per share ("Common Stock") of Eurotech (the "Eurotech shares") Eurotech is delivering to Kurchatov herewith a certificate or certificates representing the Eurotech Shares sold pursuant to this Section 1 to Kurchatov.

         2. Consideration.

                  In full consideration for the Eurotech Shares and subject to the terms and conditions of this Agreement, Eurotech is paying concurrently herewith the amount of five million Dollars ($5,000,000.00), which amount is deemed by the parties hereto to be comprised in and constituted by part, but not all, of the fair value to Eurotech of the release by Kurchatov of the EKOR Operating Interest as hereinafter set forth.

         3. Representations, Warranties and Agreements of Eurotech.

                  Eurotech hereby represents and warrants to Kurchatov as follows:

                  3.1 Status of Eurotech. Eurotech is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia, and has all requisite corporate power and authority to own its properties and to conduct its business as presently conducted, and is duly qualified to do business as either a foreign or domestic corporation in each state in which it is deemed to transact business under applicable law.

                  3.2 The Eurotech Shares. The authorized capital stock of Eurotech consists of fifty million (50,000,000) shares of Common stock, of which the Eurotech Shares constitute four per cent, (4%) of all such shares which are issued, outstanding and obligated after giving effect to such issuance. All of the Eurotech Shares are validly issued, fully paid and non-assessable. There are outstanding subscriptions, options, warrants, convertible securities or other agreements or commitments obligating Eurotech to issue or to transfer from its treasury additional shares of its capital stock to bring the total of issued shares, fifty million (50,000,000). No capital Event (as defined in Section 6 hereof) shall occur prior to the expiration date (as defined in Section 5.1 hereof) unless authorized by a duly ca4ed and held meeting of the shareholders of Eurotech.

                  3.3 Good Title Transferred. Upon delivery to Kurchatov of the stock certificate or certificates referred to in Section 1 above, Kurchatov will receive good and marketable title to four per cent, (4%) of all of the issued, obligated and outstanding common stock of Eurotech in addition to such common stock as Kurchatov has already acquired prior to the date hereof, all of which such securities acquired by Kurchatov pursuant to this Agreement shall be received by Kurchatov as validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, security interests, equities, options, claims, charges, limitations on voting rights or rights to receive dividends, or other restrictions of any kind (other than any generally imposed by federal or state securities laws).

                  3.4 Subsidiaries. Eurotech does not own, directly or indirectly, any interest or investment, whether debt or equity, in any corporation, partnership, business trust or other entity, except securities listed on a national securities exchange or traded in the over-the-counter market not exceeding in market value for any issue five per cent. (5%) of the total outstanding market value of such issue listed or traded.

                  3.5 Liabilities. Eurotech has no debt, liability or obligation or any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in Eurotech financial statements previously furnished to Kurchatov or set forth in Eurotech's most recent periodic tiling on Form 8-K, l0-Q or 10-K with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended, except for those previously disclosed to Kurchatov (i) that may have been incurred since the date of the most recent balance sheet included therein or (ii) that are not required by generally accepted accounting principles to be included in a balance sheet. All debts, liabilities and obligations incurred after such date were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate.

                  3.6 Taxes. Within the times and in the manner prescribed by law, Eurotech has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes reflected in Eurotech's most recent balance sheet furnished to Kurchatov are adequate for any and all federal, state, county and local taxes for the period ending on such date and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Eurotech.

                  3.7 Authority to Consummate Transactions. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein are within the corporate powers of Eurotech and have been duly authorized by all necessary corporate proceedings. No approval or material consent of any person or entity (other than o Kurchatov) must be obtained by Eurotech prior to consummating the within transactions, or such approval or material consent has o been or will be obtained.

                  3.8 Compliance with Other Instruments, etc. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will (i) require Eurotech to obtain the consent of any governmental agency not already obtained; (ii) result in any violation or breach of any term or provision of the articles of incorporation or by-laws of Eurotech; (iii) constitute a material default under any indenture, mortgage, deed of trust or other contract or agreement to which Eurotech is a party or to which it or any of its properties may be subject; or (iv) cause the creation or imposition of any lien, charge or encumbrance on any of the assets or the business of Eurotech.

                  3.9 Binding Obligation. This Agreement, when executed and delivered, will constitute the valid and binding obligation of Eurotech, assuming due authorization, execution and delivery by Kurchatov.

                  3.10 Brokerage and Finder's Fee. Neither Eurotech nor any officer, director or agent of Eurotech has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

                  3.11 Business Assets. Except as previously disclosed to Kurchatov, Eurotech has good and marketable title to all of its assets, including, but not limited to, EKOR.

                  3.12 Compliance with Law. Except as previously disclosed to Kurchatov, the business of Eurotech is not in violation of any applicable federal, state or local statutes, laws or regulations (including, without limitation, building, health, nuisance, zoning and other laws, ordinances and regulations)

                  3.13 Litigation and Other Proceedings. Except as previously disclosed to Kurchatov, there is no known suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending, threatened or likely to be asserted against or affecting the business of Eurotech. Eurotech is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality affecting such business. Eurotech will assume responsibility and liability for all suits, actions, arbitrations or other proceedings so disclosed to Kurchatov to the extent it would be liable under Section 9.1.

                  3.14 EKOR Technologies. The information provided by Eurotech to Kurchatov concerning the commercial applications of EKOR is complete and accurate in all material respects as of the date of this Agreement.

                  3.15 Adverse Changes. Except as previously disclosed to Kurchatov, there has not been any material adverse change affecting Eurotech's business, financial condition or prospects since the date of its financial statements referred to in Section 3.5, including, but not limited to, any of the following:

                           (a) any transaction by Eurotech not in the ordinary
course of business as conducted on such date;

                           (b) any capital expenditure by Eurotech exceeding
$25,000.00;

                           (c) the destruction, damage to or loss of any assets
of Eurotech (whether or not covered by insurance) that materially and adversely affects the financial condition, business or prospects of Eurotech;

                           (d) labor trouble or other event or condition of any
character materially and adversely affecting the financial condition, business, assets or prospects of Eurotech;

                           (e) any change in accounting methods or practices
(including, without limitation, any change in depreciation or amortization policies or rates) by Eurotech;

                           (f) any revaluation by Eurotech of any of its assets;

                           (g) any declaration, setting aside or payment of any
dividend or other distribution in respect of the capital stock of Eurotech, or any other direct or indirect redemption, purchase or other acquisition by Eurotech of any of its shares of capital stock;

                           (h) any increase in the salary or the compensation
payable or to become payable by Eurotech to any of its officers, directors or employees; or the declaration of, payment of or commitment to pay by Eurotech of any bonus or other additional salary or compensation to any such person;

                           (i) the sale or transfer of any assets of Eurotech,
except sales of inventories in the ordinary course of business;

                           (j) the amendment or termination of any contract,
agreement or license to which Eurotech is or was a party, except in the ordinary course of business;

                           (k) any loan by Eurotech to any person or entity
(other than normal extensions of trade credit to customers), or guarantee by Eurotech of any loan;

                           (1) any mortgage, pledge or other encumbrance of any
asset of Eurotech;

                           (m) the waiver or release of any right or claim of
Eurotech, except in the ordinary course of business;

                           (n) any other event or condition of any character
that has or might reasonably have a material or adverse effect on the financial condition, business, assets or prospects of Eurotech;

                           (o) the issuance or sale by Eurotech (except as
contemplated by this Agreement and the agreement for sale of shares to Horizon Capital of America) of any shares of its capital stock of any class, or of any other of its securities; or

                           (p) the agreement by Eurotech to do any of the things
described in the preceding clauses (a) through (o)

         4. Representations, Warranties And Agreements of Kurchatov.

                  Kurchatov hereby represents and warrants to Eurotech as follows:

                  4.1 Status of Kurchatov. Kurchatov is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to conduct its business as presently conducted.

                  4.2 Kurchatov's Authority to Consummate Transactions. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein are within the corporate powers of Kurchatov and have been duly authorized by all necessary corporate proceedings. No approval or material consent of any person or entity (other than Eurotech) must be obtained by Kurchatov prior to consummating the within transactions, or such approval or material consent has been or will be obtained.

                  4.3 Compliance with Other Instruments, etc. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein and therein will (i) require Kurchatov to obtain the consent of any governmental agency not already obtained; (ii) result in any violation or breach of any term or provision of Kurchatov's articles of incorporation or by-laws; or (iii) will constitute a material default under any indenture, mortgage, deed of trust or other contract or agreement to which Kurchatov is a party or to which it or any of its properties may be subject.

                  4.4 Binding Obligations. This Agreement when executed and delivered will constitute the valid and binding obligation of Kurchatov, assuming due authorization, execution and delivery by Eurotech.

                  4.5 Brokerage and Finder's Fees. Neither Kurchatov nor any officer, director or agent of Kurchatov has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

                  4.6 Restricted Securities. Kurchatov understands and hereby acknowledges that the Eurotech Shares will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act") and the Rules and Regulations of the Commission promulgated thereunder; that the Eurotech Shares will be "Restricted Securities" as defined in Rule 144(a)(3) promulgated under the Act; and that the stock certificate or certificates to be issued to Kurchatov in respect of such securities may bear a legend of a form satisfactory to counsel for Eurotech reflecting the status of such Eurotech Shares as "Restricted Securities" under Rule 144(a)(3) promulgated under the Act. Kurchatov further acknowledges that the transfer agent or registrar for Eurotech may be instructed to restrict the transfer of such securities in accordance with the legend mentioned herein and any other applicable restrictions, and Kurchatov hereby agrees not to sell, transfer, hypothecate, pledge, assign or otherwise dispose of any of the Eurotech Shares except pursuant to a registration statement filed under the Act, a favorable no-action or interpretative letter received from the Commission or an opinion of counsel satisfactory to Eurotech that such sale, transfer, hypothecation, pledge, assignment or other disposition is exempt from the registration requirements of the Act.

         5. Registration Rights.

                  5.1 Piggy-Back Registration Rights. If at any time on or before the fifth (5th) anniversary of the execution and delivery of this Agreement (the "Expiration Date") Eurotech shall file a registration statement on Form S-1 or any form substituted therefore, with respect to any shares of its Common Stock under the Act, or files a post-effective amendment to any registration statement on Form S-1 or any form substituted therefore, which post-effective amendment contains a prospectus complying with Section 10(a) of the Act, Eurotech will give to Kurchatov timely notice of its intention to file such registration statement or post-effective amendment, as the case may be, and promptly after receipt of a written request made by Kurchatov within fifteen
(15) days after the giving of such notice, Eurotech will register under the Act all Eurotech Shares held by Kurchatov and covered by any such request, and will maintain the prospectus included in any registration statement which may be so filed current for a period of ninety (90) days subsequent to the effective date of such registration statement; provided, however, that Eurotech's obligations to register shares of Common Stock and to maintain prospectuses hereunder shall be subject to the approval of any underwriters engaged by Eurotech in connection with any such registration, which approval by any such underwriters may be unreasonably withheld, in such underwriters' absolute discretion. The obligations of Eurotech under this Section 5.1 shall be fully satisfied upon the effective date of the first such registration statement or post-effective amendment to which this Section 5.1 is applicable, and notwithstanding a delay in Kurchatov's ability to sell such shares by reason of applicable securities regulations; provided, however, that in the event of any such delay, Kurchatov shall be entitled to offer such shares for sale within a reasonable time not exceeding nine (9) months after the said effective date; and provided, further, in the event any underwriters engaged by Eurotech in connection with such registration statement or post-effective amendment withhold approval pursuant to the preceding sentence of this Section 5.1, the obligations of Eurotech under this Section 5.1 shall continue in full force and effect.

                  5.2 Demand Registration Rights. Upon receipt by Eurotech, at any time during the period from the date of the execution and delivery of this Agreement by each of the parties to and including the Expiration Date, of a written request by Kurchatov to register the Eurotech Shares under the Act, Eurotech will, as promptly as practicable, at Kurchatov's sole cost and expense (including, but not limited to, printing, legal and accounting fees), (i) prepare and file under the Act a registration statement relating to such Eurotech Shares (the term "registration statement") as used in this Section 5.2 being deemed to include any form which may be used to register a distribution of securities to the public for cash or a post-effective amendment to a registration statement); (ii) prepare and file with the appropriate state securities regulatory ("Blue Sky") authorities the necessary documents to register or qualify such Eurotech Shares; provided, however, that Eurotech shall not be required to qualify as a foreign corporation in any jurisdiction or to give a general consent to service of process in any jurisdiction except in connection with matters arising from the sale of Common Stock in such jurisdiction; and (iii) use its best efforts to cause such registration statement to become effective and to keep such registration statement and Blue Sky filings current and effective until such time as an amendment is required to be filed pursuant to the provisions of Section 10(a)(3) of the Act. Eurotech shall not be obligated to prepare and file more than two (2) registration statements under this Section 5.2 during the effectiveness of this Agreement and not more than one (1) in any year, and, in any year in which a request for registration is made pursuant to this Section 5.2, Eurotech may postpone the preparation and filing of such registration statement, if necessary, until its year-end financial statements required for use in such registration statements become available.

                  5.3 Amendments. If at any time within nine (9) months after a post-effective amendment or a new registration statement covering the Eurotech Shares as provided in Section 5.1 or 5.2 hereof shall have become effective, to the knowledge of Eurotech any event occurs as a result of which a prospectus included therein relating to the Eurotech Shares as then amended or supplemented would include any untrue statement of a material fact, or would not state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, Eurotech will promptly notify Kurchatov and, if such event occurs within ninety (90) days (excluding any period during which a stop order suspending the effectiveness of the registration statement or post-effective amendment to a registration statement of which such prospectus forms a part), Eurotech will at its own cost and expense amend or supplement such prospectus in order to correct such statement or omission in order that the prospectus as so amended or supplemented will comply with the requirements of Section 10(a) of the Act. In case Kurchatov is required to deliver a prospectus after such 90-day period, Eurotech will, at Kurchatov's expense, prepare promptly such prospectus or prospectuses and thereafter amend or supplement the same as may be necessary to permit compliance with Section 10(a) of the Act.

                  5.4 Compliance. In connection with any registration statement or post-effective amendment pursuant to Section 5.1 or 5.2:

                           (a) Eurotech will comply with all applicable rules
and regulations of the Commission or any similar Federal commission and will make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) covering a period of at least twelve (12) months, but no more than eighteen (18) months, beginning with the first month after the effective date of the registration statement or post-effective amendment, as the case may be, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act;

                           (b) Each holder of the shares of Common Stock covered
by such post-effective amendment or registration statement, as the case may be, shall furnish in writing to Eurotech such information regarding such holder and its proposed plan of distribution of such shares as Eurotech shall request in order to have such post-effective amendment or registration statement declared effective;

                           (c) Eurotech agrees to furnish to Kurchatov a
prospectus (in such reasonable quantities as Kurchatov shall request) containing certified financial statements and other information meeting the requirements of the Act and the rules and regulations thereunder and relating to the Eurotech Shares. The furnishing of such prospectus shall be at the expense of the party or parties bearing the cost and expense of the registration statement or post-effective amendment, as the case may be, of which such prospectus is a part as provided for in Section 5.1 or 5.2 above, as the case may be; and

                           (d) Eurotech will use its best efforts to qualify the
shares of Common Stock covered by any registration statement or post-effective amendment for public offering or sale on the effectiveness thereof in such jurisdictions as the holders offering the same shall reasonably request; provided, however, that Eurotech shall not be required to qualify as a foreign corporation in any jurisdiction or to give a general consent to service of process in any jurisdiction except in connection with matters arising from the sale of shares of Common Stock in such jurisdiction. The filing fees and reasonable fees and expenses of counsel in connection with such qualification shall be paid for by the party or parties bearing the cost and expense of the registration statement or post-effective amendment, as the case may be, covering the shares being qualified as provided for in Section 5.1 or 5.2 above, as the case may be.

                  5.5 Indemnification. In the event of any such registration of any Eurotech Shares, Eurotech will indemnify and hold harmless each holder of shares of Common Stock being offered and each person, if any, who may be deemed to control such holder within the meaning of Section 15 of the Act against any losses, claims, damages or liabilities, joint or several, to which any of them may become subject under the Act, or otherwise, in so far as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement or post-effective amendment under which such shares of Common Stock were registered under the Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each of them for any legal or any other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability or action; provided, however, that Eurotech will not be liable in any such case to any of them to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement of any material fact contained, on the effective date thereof, in such registration statement or post-effective amendment, such preliminary prospectus or such final prospectus or any such amendment or supplement in reliance upon and in conformity with information furnished in writing by such persons to Eurotech expressly for use in the preparation thereof, or arises out of or is based upon any omission Or alleged omission to state a material fact in connection with such written information required to be stated in such registration statement, such post-effective amendment, such preliminary prospectus or such final prospectus or any such amendment or supplement, or necessary to make such information when used in such registration statement or post-effective amendment, such preliminary prospectus or such final prospectus or any such amendment or supplement, in the light of the circumstances under which it is used, not misleading. For purposes of this Section 5.5, "information furnished in writing by such persons" shall include such post-effective amendment, such preliminary prospectus or such final prospectus or any such amendment or supplement which has been expressly identified and approved in writing in a letter signed by the person or persons involved. Each such person shall promptly give notice to Eurotech after such person has actual knowledge of any such claim as to which indemnity may be sought hereunder, or of the commencement of any legal proceedings against such person as to such claim, whichever shall first occur, and shall permit Eurotech to assume the defense of any such claim or any litigation resulting from such claim; provided, however, that (i) counsel satisfactory to Eurotech and each such person involved shall act as counsel for Eurotech and shall conduct the defense of such claim or litigation, and (ii) each such person may participate in such defense at the expense of such person; and provided, further, that the omission by any such person to give notice to Eurotech as provided in this sentence or the failure to permit Eurotech to conduct such defense shall relieve Eurotech of its obligations to conduct such defense under this Section 5.5, but shall not relieve Eurotech of its obligations otherwise than under this Section 5.5. Eurotech shall notify each such person involved within fifteen (15) days after Eurotech shall have received such notice. If Eurotech shall elect to defend such claim or litigation resulting therefrom, the obligation of Eurotech under this
Section 5.5 shall be limited to taking all steps necessary in holding the person involved harmless from and against any losses, damages or liabilities caused by or arising out of any settlement approved by Eurotech or from any judgment on such claim or litigation arising therefrom; provided, however, that in defending such claim or litigation resulting therefrom, Eurotech shall not consent to entry of any judgment except with the consent of each such person involved or enter into any settlement (except with the consent of each such person involved) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such person of a release from all liability in respect of such claim or litigation.

         6. Changes in Capital Structure.

                  In the event that prior to the Expiration Date there is any change in the Common Stock by reason of a stock dividend issued with respect to the Common Stock, or a recapitalization, reclassification, stock split or combination of shares with respect to the Common Stock, or if the outstanding Common Stock should, by reason of a merger, consolidation, acquisition of stock or property, reorganization or liquidation, be exchanged for other shares of capital stock of Eurotech or of another corporation which is a party to such transaction, (each of foregoing hereinafter "Capital Events") the Eurotech Shares to be issued and delivered to Kurchatov under this Agreement shall not be affected differently than any other Common Stock shares.

         7. Cross-Releases.

                  7.1 Release of the EKOR Operating Interest. In consideration of the issuance to Kurchatov of the Eurotech Shares to the extent of the consideration set forth in Section 2 hereof, as well as further set forth herein, Kurchatov hereby releases, except to the extent hereinafter specified, all interest, ownership or title it has in the EKOR Operating Interest.

                  7.2 Surrender of Kurchatov Shares. In further consideration of Kurchatov's release of the EKOR Operating Interest, Eurotech hereby surrenders to Kurchatov all of its certificates evidencing the Kurchatov Shares, which certificates are duly endorsed by Eurotech for transfer or accompanied by stock powers duly endorsed in blank by Eurotech, with signatures guaranteed by a member of the New York Stock Exchange or by a bank or trust company. Consideration in the amount of Four million eight-hundred-forty-one thousand, four-hundred-thirty-eight dollars ($4,841,438) is deemed by the parties to be allocated to the Kurchatov Shares out of and comprised in the release by Kurchatov of the EKOR Operating Interest.

                  7.3 Release of Resealable Can Obligations. In further consideration of Kurchatov's release of the EKOR Operating Interest, Eurotech hereby surrenders its six per cent. (6%) royalty interest therein. Consideration in the amount of one million dollars ($1,000,ooo) is deemed by the parties to be allocated to Eurotech's release of Kurchatov's obligations with respect to the Resealable Can out of and comprised in the release by Kurchatov of the EKOR Operating Interest.

                  7.4 Assumption of the Spinneret Debt. In further consideration of Kurchatov's release of the EKOR Operating Interest, Eurotech hereby assumes and agrees to pay and perform on a timely basis all of Kurchatov's obligations to Spinneret. Consideration in the amount of two million five hundred thousand dollars ($2,500,000.00) is deemed by the parties to be allocated to Eurotech's assumption of the Spinneret debt out of and comprised in the release by Kurchatov of the EKOR Operating Interest, with approving concurrence of Spinneret.

         8. Overriding Royalty Interest.

                  8.1 Retention of Overriding Royalty Interest by Kurchatov. So long as the patents, or any of them, listed in the first recital to this Agreement shall remain valid, enforceable and unexpired, Eurotech shall pay to Kurchatov an overriding royalty interest (the "ORR") of two per cent. (2%) of gross sales (hereinafter, "Gross Sales"), defined as the gross selling price as received by Eurotech of all products or services arising out of the commercial exploitation of EKOR established in bona fide, arm's length transactions between Eurotech and an individual or entity (a "Purchaser") not related to Eurotech by reason of material stock ownership or direct or indirect participation in Eurotech's management, f.o.b. factory, after deducting any quantity, quality and customary trade discounts (other than cash) or rebates, whether indicated on the invoice or compiled for a given period, such as a calendar quarter, but not deducting packing, freight, insurance, customs duties and federal, state and local taxes and fees (such as sales taxes) directly applied to such price, unless separately itemized on the invoice and charged directly to the Purchaser; provided, however, that freight and insurance may be deducted for c.i.f. sales and f.o.b. customer sales although not separately stated.

                  8.2 Payment. Payment of the ORR shall be converted into U.S. dollars at the rate of exchange applicable to the currency in which the Gross sales are made as established by the trustee New York City bank as Kurchatov may from time to time designate (the "Trustee") All payments of the ORR shall be made in U.S. dollars to be deposited to Kurchatov's credit at the Trustee. Such payments shall be paid to Kurchatov within thirty (30) days after the end of each calendar quarter, accompanied by a written royalty report, certified as accurate by Eurotech's Chief Financial Officer, setting forth in as much detail as possible the basis of calculation of the amount of ORR paid with respect to the calendar quarter just ended.

                  8.3 Monetary Controls. In the event that the United States shall impose any law, rule or regulation prohibiting or limiting Eurotech's right to comply with Sections 8.1 and 8.2, Eurotech shall be deemed to fulfill its obligations under those sections if it pays the royalty due into the Trustee, or, if that shall not then be permissible, in the name of a nominee for and on behalf of Kurchatov.

                  8.4 Compliance With U.S. Regulation. Eurotech shall be responsible for compliance with applicable United States regulations concerning payments and for the preparation, filing and securing, where required, of approval of all applications, reports and other documents and services which may be required by the United States of America in connection with this Agreement and remittances to be made under this Agreement.

                  8.5 Records. Eurotech shall keep true and accurate books of account and shall keep and maintain all records, documents and other instruments relating to Gross Sales in such detail as shall enable Kurchatov to ascertain the ORR due under this Agreement and compliance with payment. Kurchatov shall have the right to designate a firm of certified public accountants, reasonably acceptable to Eurotech, to inspect Eurotech's books of accounts, records, documents and instruments and to make copies thereof, at any time during Eurotech's regular business hours, but not more than one (1) time annually, during the term of this Agreement and for a period of one hundred eighty (180) days immediately after its termination, to ascertain the accuracy of such report. The expense of such audit shall be Kurchatov's unless the audit shall demonstrate a discrepancy (in Eurotech's favor) greater than five per cent. (5%) between the amount of ORR reported and paid by Eurotech and that which was actually due, in which event the audit expenses shall be borne by Eurotech.

         9. Indemnification.

                  9.1 Indemnity by Eurotech. Eurotech agrees to defend, indemnify and hold harmless Kurchatov against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (including reasonable attorney's fees), arising, resulting from or relating to any misrepresentation by Eurotech made or contained in this Agreement or Eurotech's breach of any warranty, covenant or agreement made or contained in this Agreement.

                  9.2 Indemnity by Kurchatov. Kurchatov agrees to defend, indemnify and hold harmless Eurotech against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (including reasonable attorney's fees), arising, resulting from or relating to any misrepresentation by Kurchatov made or contained in this Agreement or Kurchatov's breach of any warranty, covenant or agreement made or contained in this Agreement.

                  9.3 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall survive the date of this Agreement for a period of five (5) years thereafter.

                  9.4 Defense of Claims. Kurchatov, on the one hand, and Eurotech, on the other hand, will give each other prompt notice of any claims for which the other may be liable under this Section 9, and each will permit the other at its sole expense the opportunity to assist in the defense of any such claims.

                  9.5 Construction. It is understood and agreed that in the event of a conflict between the terms and provisions of this Section 9 and those of Section 5.5 should such latter provision be applicable, Section 5.5 shall control. It is further understood and agreed that nothing in this Section 9 shall be construed as a limitation or waiver of any right of indemnification, subrogation or similar right accruing to any party independent of this Agreement under any applicable statute, rule, code or common law principle.

         10. Miscellaneous.

                  10.1 Governing Law. This Agreement and the other agreements attached hereto shall be construed in accordance with, and governed by, the laws of the State of New York.

                  10.2 Notices. All communications under this Agreement shall be in writing, shall be mailed by first class mail, postage prepaid to the addresses specified in the preamble to this Agreement, or to such other address as any party hereto may have furnished in writing to the other parties, and shall be deemed to be given four (4) days after being so mailed.

                  10.3 Amendment and Waiver. This Agreement may be amended, and observance of any term of this Agreement may be waived, with (and only with) the written consent of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                  10.4 Duplicate Originals; Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                  10.5 Severability. In the event that any particular provision or provisions of this Agreement shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of this Agreement, which shall continue in full force and effect and be binding upon the respective parties hereto.

                  10.6 Assignment. Unless otherwise provided, the rights and obligations of Eurotech and Kurchatov under this Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, administrators, heirs, successors and assigns, but may not be assigned by either party without the prior written consent of the other party.

                  10.7 Announcements. Eurotech and Kurchatov agree that except in accordance with applicable laws, neither will make any public announcement concerning the consummation of the transactions provided herein without first obtaining the written permission of the other.

                  10.8 Expenses. Except as otherwise provided herein, Eurotech and Kurchatov agree that each of the parties hereto shall bear its own expenses incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  10.9 Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

                  10.10 Entirety of Agreement. This Agreement states the entire agreement of the parties, merges all prior negotiations, agreements and understandings, if any, and states in full the representations and warranties which have induced this Agreement, there being no representations or warranties other than those herein stated.

                  10.11 Benefit of Agreement. This Agreement is for the benefit of the parties hereto only, and there is no intent to create benefits, rights or remedies in any other persons or entities.

                  10.12 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or any specific term or condition thereof.

                  10.13 Execution Knowing and voluntary. In executing this Agreement, Eurotech and Kurchatov severally acknowledge and represent that each
(a) has fully and carefully read and considered this Agreement, (b) has been or has had the opportunity to be fully apprised by his, her or its attorneys of the legal effect and meaning of this document and all terms and conditions hereof,
(c) has been afforded the opportunity to negotiate as to any and all terms hereof and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

                  10.14 Attorneys' Fees. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by a court pursuant to a final order, judgment or decree, shall pay to the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by such successful party or parties (including, without limitation, such costs, expenses and fees on any appeal), which costs, expenses and attorneys' fees shall be included as part of any order, judgment or decree.

                  10.15 Confidential Information. All confidential, financial or business information (except publicly available or freely usable material otherwise obtained from another source) respecting the parties hereto will be used solely by any party in connection with the within transaction, will be revealed only to employees or contractors of the other parties who are necessary to the conduct of such transactions, and will be otherwise held in strict confidence. In the event the transactions contemplated by this Agreement are not consummated, all confidential information received by any party thereto shall be returned to the party delivering such confidential information. The terms of this Section 10.15 shall survive the termination of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be dully executed by their authorized representatives as of the day and year first above written.

                                                 "EUROTECH"
ATTEST:                                          EUROTECH, LTD.,
                                                 a District of Columbia
Corporation


By:                                           By: /s/ Don V. Hahnfeldt
   -----------------------------                 ------------------------------
   Secretary                                     Don V. Hahnfeldt,
   (Seal)                                        President

                                                 "KURCHATOV"
ATTEST:                                          KURCHATOV RESEARCH
                                                 HOLDINGS, LTD.,
                                                 a Delaware Corporation


By:                                           By: /s/ Hans Joachim Skrobanek
   -----------------------------                 ------------------------------
   Secretary                                     Hans Joachim Skrobanek,
   (Seal)                                        President

                                                 "SPINNERET"
ATTEST:                                       SPINNERET FINANCIAL SYSTEMS, INC.,
                                                  a Delaware Corporation


By:                                           By: /s/ Fred Hahnfeldt
   -----------------------------                 ------------------------------
   Secretary                                     Fred Hahnfeldt,
   (Seal)                                        President (Seal)